Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-177905 and 333-190505 on Form S-3, and Registration Statement Nos. 33-44393, 33-79274, 333-02049, 333-134277 and 333-196920 on Form S-8 of The First of Long Island Corporation of our report dated March 16, 2015, with respect to the consolidated financial statements of The First of Long Island Corporation and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of The First of Long Island Corporation for the year ended December 31, 2014.

Crowe Horwath LLP

New York, New York
March 16, 2015